Exhibit 99.1

Report of Independent Auditors

The Board of Directors

Plateau Systems, Ltd.

We have audited the accompanying consolidated balance sheets of Plateau Systems, Ltd. and subsidiaries (the Company) as of February 28, 2011, 2010, and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended February 28, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Plateau Systems, Ltd. and subsidiaries at February 28, 2011, 2010, and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 2011 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the accompanying financial statements as of February 28, 2010 and 2009 and for each of the years then ended have been restated to correct errors related to revenue recognition.

/s/ Ernst & Young LLP

McLean, Virginia

June 23, 2011

PLATEAU SYSTEMS, LTD.

Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	February 28
	2011	2010	2009
		(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$15,508	$10,025	$6,424
Accounts receivable (net of allowance for doubtful accounts of $352, $378, and $462 in 2011, 2010, and 2009, respectively)	14,703	12,920	14,052
Unbilled accounts receivable	562	686	623
Prepaid expenses and other current assets	1,905	1,454	596
Deferred income taxes	7,113	—	—

Total current assets	39,791	25,085	21,695

Property and equipment, net	3,241	2,502	4,105
Capitalized software, net	271	390	197
Intangible assets, net	—	75	191
Deferred income taxes	2,467	—	—
Other assets	144	95	49

Total assets	$45,914	$28,147	$26,237

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,830	$675	$945
Accrued expenses	6,927	4,793	4,682
Deferred revenues	26,160	18,676	18,543
Line of credit and current portion of long-term debt	437	3,965	7,343

Total current liabilities	35,354	28,109	31,513

Deferred rent	733	1,167	1,722
Deferred revenues, net of current portion	3,358	4,816	4,341
Long-term debt, net of current portion	636	78	2,043
Series A preferred stock warrant	336	190	231

Total liabilities	40,417	34,360	39,850

Stockholders’ equity (deficit):
Series A redeemable convertible preferred stock: $0.01 par value; 10,560 shares authorized; 10,345 issued and outstanding; and liquidation preference of $40,923 at February 28, 2011	40,923	37,788	34,895
Series B redeemable convertible preferred stock: $0.01 par value; 4,203 shares authorized; 3,017 issued and outstanding; and liquidation preference of $6,385 at February 28, 2011	6,385	5,896	5,445
Common stock: $0.01 par value; 57,716 shares authorized; 17,958 shares issued and 17,901 shares outstanding at February 28, 2011, 2010, and 2009	180	180	180
Accumulated other comprehensive (loss) income	(16)	(3)	1
Accumulated deficit	(41,975)	(50,074)	(54,134)

Total stockholders’ equity (deficit)	5,497	(6,213)	(13,613)

Total liabilities and stockholders’ equity (deficit)	$45,914	$28,147	$26,237

See accompanying notes.

PLATEAU SYSTEMS, LTD.

Consolidated Statements of Operations

(In Thousands)

	Year Ended February 28
	2011	2010	2009
		(As Restated)	(As Restated)
Revenues:
Platform	$42,347	$38,296	$36,200
Professional services and other	23,774	24,722	23,631

Total revenues	66,121	63,018	59,831

Cost of revenues:
Platform	10,412	9,337	9,315
Professional services and other	16,540	16,032	16,400
Amortization of purchased technology	—	—	1,381

Total cost of revenues	26,952	25,369	27,096

Gross profit	39,169	37,649	32,735

Operating expenses:
Sales and marketing	16,877	13,140	14,941
Product development	13,204	10,355	11,922
General and administrative	7,955	7,501	7,858
Amortization of acquired customer relationships	75	116	165
Acquisition related costs	767	—	—

Total operating expenses	38,878	31,112	34,886

Income (loss) from operations	291	6,537	(2,151)
Interest and other expense, net	(76)	(246)	(1,207)

Income (loss) before provision for income taxes	215	6,291	(3,358)
Benefit (provision) for income taxes	9,449	(142)	(75)

Net income (loss)	$9,664	$6,149	$(3,433)

See accompanying notes.

PLATEAU SYSTEMS, LTD.

Consolidated Statements of Stockholders’ Equity (Deficit)

(In Thousands, Except Per Share Amounts)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at March 1, 2008, As Previously Reported	10,345	$32,211	—	$—	17,901	$180	$—	$(3)	$(44,651)	$(12,263)
Effect of restatement	—	—	—	—	—	—	—	—	(3,997)	(3,997)

Balance at March 1, 2008, As Restated	10,345	32,211	—	—	17,901	180	—	(3)	(48,648)	(16,260)
Issuance of Series B preferred stock, net of issuance costs of $105	—	—	3,017	5,145	—	—	—	—	—	5,145	$—
Equity-based compensation	—	—	—	—	—	—	931	—	—	931	—
Accrued dividends on Series A preferred stock	—	2,684	—	—	—	—	(931)	—	(1,753)	—	—
Accrued dividends and accretion on Series B preferred stock	—	—	—	300	—	—	—	—	(300)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	4	—	4	4
Net loss, As Restated	—	—	—	—	—	—	—	—	(3,433)	(3,433)	(3,433)

Balance at February 28, 2009, As Restated	10,345	34,895	3,017	5,445	17,901	180	—	1	(54,134)	(13,613)	(3,429)
Equity-based compensation	—	—	—	—	—	—	1,255	—	—	1,255	—
Accrued dividends on Series A preferred stock	—	2,893	—	—	—	—	(1,255)	—	(1,638)	—	—
Accrued dividends and accretion on Series B preferred stock	—	—	—	451	—	—	—	—	(451)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4)	—	(4)	(4)
Net income, As Restated	—	—	—	—	—	—	—	—	6,149	6,149	6,149

Balance at February 28, 2010, As Restated	10,345	37,788	3,017	5,896	17,901	180	—	(3)	(50,074)	(6,213)	6,145
Equity-based compensation	—	—	—	—	—	—	2,059	—	—	2,059	—
Accrued dividends on Series A preferred stock	—	3,135	—	—	—	—	(2,059)	—	(1,076)	—	—
Accrued dividends and accretion on Series B preferred stock	—	—	—	489	—	—	—	—	(489)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(13)	—	(13)	(13)
Net income	—	—	—	—	—	—	—	—	9,664	9,664	9,664

Balance at February 28, 2011	10,345	$40,923	3,017	$6,385	17,901	$180	$—	$(16)	$(41,975)	$5,497	$9,651

See accompanying notes.

PLATEAU SYSTEMS, LTD.

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended February 28
	2011	2010	2009
		(As Restated)	(As Restated)
Operating activities
Net income (loss)	$9,664	$6,149	$(3,433)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,319	2,450	2,834
Amortization of acquired intangibles	75	116	1,546
Equity-based compensation expense	2,059	1,255	931
Amortization of debt discount	6	44	82
Change in fair value of Series A preferred stock warrant	146	(41)	28
Deferred income taxes	(9,580)	—	—
Deferred rent	(434)	(555)	(505)
Changes in operating assets and liabilities:
Accounts receivable	(1,786)	1,139	20
Unbilled accounts receivable	124	(62)	659
Prepaid expenses and other current assets	(451)	(865)	347
Other assets	(49)	(46)	45
Accounts payable	1,152	(268)	(1,070)
Accrued expenses	2,135	111	(1,678)
Deferred revenues	6,018	600	1,487

Net cash provided by operating activities	11,398	10,027	1,293

Investing activities
Purchases of property and equipment	(1,619)	(711)	(368)
Capitalized software development costs	(160)	(328)	(88)

Net cash used in investing activities	(1,779)	(1,039)	(456)

Financing activities
Proceeds from sale of preferred stock, net of issuance costs of $105	—	—	5,145
Borrowings under credit facility	6,000	9,300	22,425
Payments under credit facility	(8,000)	(11,800)	(20,625)
Payments under term loan	(1,300)	(2,035)	(1,657)
Payments under capital lease obligations	(836)	(852)	(1,283)

Net cash (used in) provided by financing activities	(4,136)	(5,387)	4,005

Net change in cash and cash equivalents	5,483	3,601	4,842
Cash and cash equivalents at beginning of year	10,025	6,424	1,582

Cash and cash equivalents at end of year	$15,508	$10,025	$6,424

Supplemental cash flow data
Cash paid for income taxes	$334	$38	$7

Cash paid for interest	$192	$483	$977

Noncash financing and investing activities
Assets acquired under capital leases	$1,159	$—	$246

See accompanying notes.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements

February 28, 2011

1. Description of Business and Organization

Plateau Systems, Ltd. and subsidiaries (the Company) was incorporated under the laws of Delaware on January 3, 1996. The Company provides software for developing, managing, and optimizing organizational talent to increase workforce productivity and maximize operating performance. The Company’s learning management, performance management, incentive compensation, and career and succession planning software products and services help customers automate talent management processes, improve workforce productivity and proficiency, and increase employee retention and engagement. The Company markets its software products and services worldwide, and has subsidiaries in the United Kingdom, Germany, Australia, and Singapore.

The Company’s operations are subject to certain risks and uncertainties associated with technology-oriented companies including, among others, the susceptibility of the Company’s products and services to rapid technology change, current and potential competitors with greater resources, uncertainty of future profitability, and possible fluctuations in financial results. The Company has incurred cumulative losses from operations. The Company has historically relied on equity and debt financing to fund the operating deficits. Management believes that existing working capital and available borrowings under its line of credit will be sufficient to fund operations for the foreseeable future. The Company may be required, however, to seek additional financing in the future.

On April 26, 2011, the Company entered into a definitive agreement to be acquired by SuccessFactors, Inc. The acquisition is subject to various closing conditions and is currently expected to be consummated during June 2011.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances have been eliminated in consolidation. Certain revenue amounts in the prior years have been reclassified from platform to professional services in the accompanying consolidated statements of operations to conform to current year presentation.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the local currency. Accordingly, assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet dates. Income and expense items are translated at average rates for the period. Foreign currency translation adjustments are accumulated in a separate component of stockholders’ equity. Net gains and losses resulting from foreign exchange transactions are included in interest and other expense, net in the consolidated statements of operations.

Revenue Recognition

The Company’s revenues are derived primarily from its platform of software products and related subscription services, as well as from professional services. Platform revenues are comprised of: (1) software licensing, (2) maintenance and support, and (3) hosting services. Software licensing generally represents the sale of licenses for software that does not require significant modification or customization services. The Company licenses its software under both perpetual and term arrangements. Maintenance and support revenues are generated through the sale of maintenance contracts, which are typically renewable on an annual basis. Under these contracts, the Company provides non-specified upgrades of its products only on a when-and-if-available basis. Hosting revenues are generated through the sale of contracts that generally contain multi-year commitments on the part of customers. Professional services consist of training, implementation, and installation services and generally are not essential to the functionality of the software. The Company records reimbursements received for direct expenses as professional services and other revenues.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition, and ASC 985-605, Software-Revenue Recognition (formerly the American Institute of Certified Public Accountants’ (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions, and EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware). The Company recognizes revenue when all the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable and (4) collectibility is probable.

The Company’s arrangements with customers generally contain multiple elements. Certain of these transactions are accounted for under ASC 985-605, Software-Revenue Recognition, and others are accounted for under ASC 605-25, Revenue Recognition – Multiple-Element Arrangements depending upon the terms of the related agreements.

For arrangements with multiple elements accounted for under ASC 985-605, revenue is allocated to each component of the arrangement based upon vendor-specific objective evidence (VSOE) of its fair value. If VSOE of fair value does not exist for all undelivered elements, all revenues are deferred until sufficient evidence exists or all elements have been delivered. The Company’s software arrangements have generally included the perpetual software license, maintenance and support, and professional services. The Company may also provide hosting services in connection with the sale of perpetual software licenses.

For the years ended February 28, 2011, 2010, and 2009, the Company determined that it had established VSOE of fair value for its maintenance and support and professional services; therefore, for perpetual licenses sold in arrangements along with maintenance and support and/or professional services, license revenues are recognized at the date of delivery and acceptance, if applicable, using the residual method. Maintenance and support revenues are recognized ratably from the date of acceptance, if applicable, over the service period.

Revenue from professional services sold separately or recognized as a separate element of a software arrangement is recognized upon performance of the service. For professional services sold on a fixed-fee basis, revenue is recognized using the proportional performance method based upon actual hours incurred as a percentage of the total estimated hours to complete. Unbilled accounts receivable relate to professional services provided in advance of contractual billing dates.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company has also determined that as of February 28, 2011, 2010, and 2009, VSOE of the fair value of its hosting services had not been established. Accordingly, for software arrangements with hosting services, the arrangement consideration, including the perpetual license fees is recognized over the term of the related hosting agreement. Fees from professional services sold on a time-and-materials basis provided in arrangements including the sale of perpetual licenses and hosting are deferred when earned and recognized as revenue ratably over the remaining term of the hosting agreement.

The Company’s arrangements subject to ASC 605-25 contain multiple elements that may include term licenses, hosting services and maintenance and support (collectively the subscription) along with professional services. In October 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2009-13 (ASU 2009-13), which amended the accounting guidance for multiple-deliverable revenue arrangements (not subject to ASC 985-605) to: (1) provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated; (2) require an entity to allocate revenue in an arrangement using estimated selling prices (ESP) of each deliverable if a vendor does not have VSOE or third-party evidence (TPE) of selling price; and (3) eliminate the use of the residual method and require a vendor to allocate revenue using the relative selling price method. The Company prospectively adopted ASU 2009-13, Revenue Recognition (Topic 605) Multiple-Deliverable Revenue Arrangements, effective March 1, 2010 (the beginning of the Company’s most recent fiscal year). The new guidance applies to new arrangements and arrangements materially modified subsequent to adoption. An estimate of the revenue that would have been reported had the Company not early adopted the new revenue recognition guidance for multiple element arrangements for the year ended February 28, 2011 is a decrease of $2.5 million compared to revenue recognized under the new guidance.

Prior to the adoption of ASU 2009-13, the Company determined that it did not have objective and reliable evidence of fair value for certain deliverables contained in its multiple element arrangements. As a result, the Company accounted for the deliverables as a single unit of accounting and recognized the arrangement consideration ratably over the term of the subscription agreements, generally one to five years.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Upon adoption of ASU 2009-13, the Company accounts for revenues generated from subscriptions and the related professional services as separate units of accounting and allocates revenue to each deliverable in the arrangement based on the selling price hierarchy. The selling price for a deliverable is based on its VSOE, if available, TPE, if VSOE is not available, or ESP, if neither VSOE nor TPE is available. For professional services, the Company has established VSOE. Since VSOE and TPE are not available for the Company’s subscription services, the Company uses ESP. The ESP is determined primarily by considering the historical weighted average sales price. Revenue allocated to subscriptions is recognized over the related contract term. Revenue allocated to professional services is recognized as the services are delivered.

Deferred revenues consist of billings or payments received in advance of revenue recognition and are recognized when all of the revenue recognition criteria are met. For term-based arrangements with terms in excess of one year, the Company generally invoices its customers in annual installments.

Cost of Revenues

Cost of platform revenues consists primarily of salaries and related expenses for personnel who provide hosting, managed services, and technical support services to customers; payments to hosting service providers; and the amortization of software development costs and royalties. Cost of professional services revenues consist primarily of salaries and related expenses for personnel who provide training, implementation, and installation services to customers.

Credit Risk and Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with high credit quality financial institutions. The Company generally does not perform credit evaluations of its customers’ financial condition. The Company periodically reviews its accounts receivable for potential credit losses. Historically, such losses have not been significant.

For the years ended February 28, 2011, 2010, and 2009, no single customer comprised more than 10% of revenues. At February 28, 2011 and 2010, no single customer comprised more than 10% of total accounts receivable.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Share-based payments to an employee, including grants of employee stock options, are recognized in the consolidated statements of operations based on their fair value. The fair value of the awards that are ultimately expected to vest is recognized as expense over the requisite service period.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was approximately $730,000, $510,000, and $660,000 for the years ended February 28, 2011, 2010, and 2009, respectively, which is included in sales and marketing expenses.

Income Taxes

The Company accounts for income taxes utilizing the liability method whereby deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The Company’s policy is to recognize any interest and penalties related to income taxes in income tax expense.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from the date when purchased to be cash equivalents.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at cost, and include assets acquired under capital lease agreements. Depreciation is determined using the straight-line method over the following estimated useful lives of the assets:

Computer and office equipment	3 to 5 years
Purchased software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of lease term or useful life

Capitalized Software

The Company capitalizes eligible software development product costs upon achievement of technological feasibility subject to net realizable value considerations. The Company defines the establishment of technological feasibility as the completion of a working model of the software product that has been tested to be consistent with product design specifications. The ongoing assessments of the recoverability of these costs require management’s judgment with respect to certain factors, including, but not limited to, anticipated future license revenues, estimated economic life, and changes in technology. Amortization of capitalized software development costs begins upon general release of the software. These costs are amortized using the straight-line method over the estimated useful life of 18 months.

Long-Lived Assets

The Company reviews its long-lived assets for impairment when events and changes in circumstances indicate the carrying amount of an asset may not be recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company’s estimates of anticipated cash flows and the remaining estimated useful lives of its long-lived assets could be reduced in the future.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Fair Value Measurement

The Company measures and records certain assets and liabilities at fair value. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the company’s own assumptions (unobservable inputs).

The hierarchy consists of three levels:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 – Unobservable inputs developed using estimates and assumptions developed by the Company, which reflect those that a market participant would use.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

As of February 28, 2011, 2010, and 2009, financial assets and liabilities subject to fair value measurements were as follows (in thousands):

	As of February 28, 2011
	Level 1	Level 2	Level 3	Balance
Assets
Cash and cash equivalents	$15,508	$—	$—	$15,508

Liabilities
Series A preferred stock warrant	$—	$—	$336	$336

	As of February 28, 2010
	Level 1	Level 2	Level 3	Balance
Assets
Cash and cash equivalents	$10,025	$—	$—	$10,025

Liabilities
Series A preferred stock warrant	$—	$—	$190	$190

	As of February 28, 2009
	Level 1	Level 2	Level 3	Balance
Assets
Cash and cash equivalents	$6,424	$—	$—	$6,424

Liabilities
Series A preferred stock warrant	$—	$—	$231	$231

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The following table sets forth a summary of changes in the fair value of Level 3 liabilities for the years ended February 28, 2011, 2010, and 2009 (in thousands):

Description	Balance at February 28, 2010	Change in Fair Value	Balance as of February 28, 2011
Series A preferred stock warrant	$190	$146	$336

Description	Balance at February 28, 2009	Change in Fair Value	Balance as of February 28, 2010
Series A preferred stock warrant	$231	$(41)	$190

Description	Balance at February 29, 2008	Change in Fair Value	Balance as of February 28, 2009
Series A preferred stock warrant	$203	$28	$231

The change in fair value of the warrants is classified as other expense in the consolidated statements of operations. The fair value for the warrants was determined based on a binomial tree option pricing model calculation, based on assumptions applicable to the Company and to publicly traded peers.

3. Restatement of Consolidated Financial Statements

Subsequent to the issuance of the Company’s financial statements as of and for the year ended February 28, 2010, the Company identified certain errors related to revenue recognition. These errors related primarily to the recognition of professional services revenue in certain of the Company’s multiple element arrangements and, to a lesser extent, sales to certain of its government customers (see Note 9).

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

3. Restatement of Consolidated Financial Statements (continued)

As a result, the Company has restated its consolidated balance sheets as of February 28, 2010 and 2009 and its consolidated statements of operations and cash flows for the years ended February 28, 2010 and 2009 to correct for these matters. The cumulative effect of the correction of these errors for periods prior to March 1, 2008 was to increase the accumulated deficit as of March 1, 2008 by $3,997,000.

The following tables present the impact of the restatement on the Company’s previously issued consolidated balance sheets as of February 28, 2010 and 2009 (in thousands):

	Consolidated Balance Sheet as of February 28, 2010
Description	As Previously Reported	Adjustment	As Restated
Unbilled accounts receivable	$463	$223	$686
Total current assets	24,862	223	25,085
Total assets	27,924	223	28,147
Deferred revenues	18,837	(161)	18,676
Accrued expenses	4,045	748	4,793
Total current liabilities	27,522	587	28,109
Deferred revenues, net of current portion	1,401	3,415	4,816
Total liabilities	30,358	4,002	34,360
Accumulated deficit	(46,295)	(3,779)	(50,074)
Total stockholders’ equity (deficit)	(2,434)	(3,779)	(6,213)

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

3. Restatement of Consolidated Financial Statements (continued)

	Consolidated Balance Sheet as of February 28, 2009
Description	As Previously Reported	Adjustment	As Restated
Unbilled accounts receivable	$586	$37	$623
Total current assets	21,658	37	21,695
Total assets	26,200	37	26,237
Deferred revenues	17,238	1,305	18,543
Accrued expenses	4,087	595	4,682
Total current liabilities	29,613	1,900	31,513
Deferred revenues, net of current portion	1,628	2,713	4,341
Total liabilities	35,237	4,613	39,850
Accumulated deficit	(49,558)	(4,576)	(54,134)
Total stockholders’ equity (deficit)	(9,037)	(4,576)	(13,613)

The following tables present the impact of the restatement on the Company’s previously issued consolidated statements of operations and cash flows for the years February 28, 2010 and 2009. Certain revenue amounts in the prior years have also been reclassified from platform to professional services to conform to current year presentation (in thousands).

	Consolidated Statement of Operations for the Year Ended February 28, 2010
Description	As Previously Reported	Adjustment	As Restated
Platform revenues	$38,449	$(153)	$38,296
Professional services revenues	23,772	950	24,722
Total revenues	62,221	797	63,018
Gross profit	36,852	797	37,649
Income from operations	5,740	797	6,537
Income before provision for income taxes	5,494	797	6,291
Net income	5,352	797	6,149

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

3. Restatement of Consolidated Financial Statements (continued)

	Consolidated Statement of Operations for the Year Ended February 28, 2009
Description	As Previously Reported	Adjustment	As Restated
Platform revenues	$36,366	$(166)	$36,200
Professional services revenues	24,044	(413)	23,631
Total revenues	60,410	(579)	59,831
Gross profit	33,314	(579)	32,735
Loss from operations	(1,572)	(579)	(2,151)
Loss before provision for income taxes	(2,779)	(579)	(3,358)
Net loss	(2,854)	(579)	(3,433)

	Consolidated Statement of Cash Flows for the Year Ended February 28, 2010
Description	As Previously Reported	Adjustment	As Restated
Net income	$5,352	$797	$6,149
Changes in operating assets and liabilities:
Unbilled accounts receivable	124	(186)	(62)
Accrued expenses	(42)	153	111
Deferred revenues	1,364	(764)	600
Net cash provided by operations	10,027	—	10,027

	Consolidated Statement of Cash Flows for the Year Ended February 28, 2009
Description	As Previously Reported	Adjustment	As Restated
Net loss	$(2,854)	$(579)	$(3,433)
Changes in operating assets and liabilities:
Unbilled accounts receivable	696	(37)	659
Accrued expenses	(1,860)	182	(1,678)
Deferred revenues	1,053	434	1,487
Net cash provided by operations	1,293	—	1,293

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

4. Related-Party Transactions

During the years ended February 28, 2011, 2010 and 2009, the Company derived revenues of approximately $186,000, $174,000, and $94,000, respectively, from a customer that is a Series A and Series B preferred stockholder. Accounts receivable from this customer total $0, $7,000, and $0 as of February 28, 2011, 2010, and 2009, respectively.

5. Property and Equipment

Property and equipment consist of the following (in thousands):

	2011	February 28 2010	2009
Computer and office equipment	$6,621	$4,518	$4,054
Purchased software	3,718	3,055	2,817
Furniture and fixtures	1,103	1,088	1,087
Leasehold improvements	2,842	2,842	2,842

	14,284	11,503	10,800

Less accumulated depreciation and amortization	(11,043)	(9,001)	(6,695)

	$3,241	$2,502	$4,105

Equipment under capital leases totaling approximately $5,425,000, $4,266,000 and $4,266,000 has been included in property and equipment at February 28, 2011, 2010, and 2009, respectively. Accumulated depreciation for such equipment totaled approximately $4,628,000, $3,821,000, and $2,561,000 at February 28, 2011, 2010, and 2009, respectively. Depreciation charges for such equipment are included within cost of revenues and operating expenses based on the nature of each asset.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

6. Capitalized Software

Capitalized software consists of the following (in thousands):

	2011	February 28 2010	2009
Capitalized software development costs	$2,861	$2,701	$2,372
Less accumulated amortization	(2,590)	(2,311)	(2,175)

	$271	$390	$197

During the years ended February 28, 2011, 2010, and 2009, the Company amortized approximately $278,000, $136,000, and $272,000 of capitalized software development costs, respectively, which is included in cost of platform revenues in the accompanying consolidated statements of operations.

7. Intangible Assets

The Company’s intangible assets arose from the February 2007 acquisition of Nuvosoft, Inc., a provider of incentive compensation software and related services. The following table displays the Company’s intangible assets at February 28, 2011, 2010, and 2009 (in thousands):

	2011	February 28 2010	2009
Customer relationships	$593	$593	$593
Less accumulated amortization	(593)	(518)	(402)
Purchased technology	2,835	2,835	2,835
Less accumulated amortization	(2,835)	(2,835)	(2,835)

Intangible assets, net	$—	$75	$191

Amortization expense was approximately $75,000, $116,000 and $1,546,000 for the years ended February 28, 2011, 2010, and 2009, respectively.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

8. Debt

The Company’s debt is composed as follows (in thousands):

	February 28
	2011	2010	2009
Term loan, net of current portion and discount of $8 in 2009	$—	$—	$1,300
Capital lease obligations, net of current portion (Note 9)	636	78	743

Total long-term debt, net of current portion	$636	$78	$2,043

Line of credit	$—	$2,000	$4,500
Current portion of term loan, net of discount $6 and $44 in 2010 and 2009, respectively	—	1,302	1,991
Current portion of capital lease obligations (Note 9)	437	663	852

Total line of credit and current portion of long-term debt	$437	$3,965	$7,343

Term Loan

In February 2007, the Company entered into a $5,000,000 loan and security agreement with a lender. The loan bore interest at 12.4% per annum and was secured by a subordinated lien against substantially all assets of the Company. In connection with the loan and security agreement, the Company issued a warrant to the lender for the purchase of up to 215,517 shares of Series A redeemable convertible preferred stock at a price of $2.32 per share. The warrants are exercisable immediately and expire in February 2017. The proceeds from the loan agreement were allocated to the debt and warrant based upon their relative fair values. The resulting discount on the debt was amortized to interest expense using the effective interest method over the loan term.

The Company accounts for the outstanding warrant to purchase Series A preferred stock as a liability instrument. Accordingly, the warrant is reflected as a long-term liability and is adjusted to fair value at each balance sheet date. Changes in fair value are reflected in the consolidated statements of operations within other expense.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

8. Debt (continued)

Credit Facility

The Company maintains a credit facility with a bank that provides for a revolving line of credit (the Revolving Line) for working capital and letters of credit. The credit facility, as amended in August 2010, matures in August 2012. The borrowing capacity under the Revolving Line is limited to $7,500,000 or 80% of eligible receivables, as defined, and the interest rate is equal to the bank’s prime rate plus (i) 2.25% if the Company maintains at least $3,000,000 in cash and unrestricted deposits at the bank or (ii) 2.75%. As of February 28, 2011, there were letters of credit outstanding under the Revolving Line for an aggregate of $798,000. Borrowings under the credit facility are secured by substantially all of the assets of the Company. The credit facility also contains various restrictive and financial covenants. As of February 28, 2011, 2010, and 2009, the Company was in compliance with these financial covenants.

9. Commitments and Contingencies

Leases

The Company leases its facilities and certain equipment under various operating and capital leases. Equipment under capital leases consists primarily of computer equipment and software. These leases generally have terms of two to four years, with interest at rates ranging from 3.8% to 8.4% per annum, and are collateralized by the underlying assets.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingencies (continued)

Future minimum lease payments under all noncancelable leases as of February 28, 2011, are as follows (in thousands):

	Capital Leases	Operating Leases
Year ending February 28, 2012	$494	$3,003
Year ending February 28, 2013	414	2,865
Year ending February 28, 2014	258	2,329
Year ending February 28, 2015	—	2,400
Year ending February 28, 2016	—	2,409
Thereafter	—	1,984

Total minimum lease payments	1,166	$14,990

Less amount representing interest	(93)

Principal payments under capital leases	1,073
Less current portion	(437)

	$636

Rent expense for the years ended February 28, 2011, 2010, and 2009, was $1,730,000, $1,501,000, and $1,421,000, respectively.

Litigation and Claims

The Company is periodically party to disputes in the ordinary course of business. Management does not believe the resolution of such disputes will have a material adverse impact on the Company’s financial condition, results of operations, or cash flows.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingencies (continued)

Since 2001, the Company has sold products and services to the U.S. government under a contract with the Government Services Administration (GSA). The contract with GSA effectively contains a “most favored customer” pricing provision. In May 2011, the Company made a disclosure to GSA and has held discussions with the GSA regarding its compliance with this pricing provision and has provided information regarding its pricing practices to the GSA. As a result of its analysis and in connection with the restatement discussed in Note 3, the Company recorded adjustments to recognized revenue in prior year financial statements for amounts that had been previously charged to certain government customers. As of February 28, 2011, the Company had recorded a liability of $916,000 related to amounts due to the government customers related to this matter.

The GSA could conduct a formal investigation of such matter or could refer the matter to the U.S. Department of Justice for investigation, including an investigation regarding potential violations of the False Claims Act, which could result in litigation and the possible imposition of a damage remedy that includes treble damages plus civil penalties, and could result in the Company being suspended or debarred from future government contracting. Due to the complexities of conducting business with the GSA, the relative amount of revenue the Company realized from the GSA contract, and management’s belief that the Company may be able to continue to sell its products to the U.S. government agencies through other contracting methods, management does not expect any of these potential outcomes to have a material impact on its financial position or results of operations.

10. Income Taxes (As Restated)

For the year ended February 28, 2011, the tax provision was comprised principally of the income tax benefit attributable to the reversal of the valuation allowance related to the Company’s U.S. deferred tax assets offset, to a lesser extent, by the current federal, state and foreign expense. For the year ended February 28, 2010, the tax provision was comprised principally of an income tax expense that was offset by utilization of net operating loss carryforwards for which a full valuation allowance had been recorded in prior years. For the year ended February 28, 2009, the tax provision was comprised principally of an income tax benefit that was offset by the increase in the valuation allowance. For the years ended February 28, 2010 and 2009, the tax provision recorded is primarily related to alternative minimum tax and state income tax payments. For all periods presented, the actual tax provision differed from the expected tax provision or benefit, computed by applying statutory rates, primarily due to the effects of the changes in the valuation allowance.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (as Restated) (continued)

The Company’s net deferred tax asset, consists of the following (in thousands):

	February 28
	2011	2010	2009
NOL and tax credit carryforwards	$5,729	$4,949	$7,518
Deferred revenue and accruals	1,384	2,658	3,265
Stock-based compensation	1,881	1,217	742
AMT and other credits	341	1,301	1,032
Depreciation and amortization	1,636	794	218
Valuation allowance	(1,391)	(10,919)	(12,775)

Net deferred tax asset	$9,580	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of the net deferred tax asset is dependent primarily upon the generation of future taxable income during the periods in which the NOL carryforwards are available. Management considers projected future taxable income, the scheduled reversal of deferred tax items, and available tax planning strategies that can be implemented by the Company in making this assessment. Prior to the year ended February 28, 2011, the Company maintained a full valuation allowance on its U.S. deferred tax assets. In the year ended February 28, 2011, the Company reversed the valuation allowance on its U.S. deferred tax assets based upon a change in judgment regarding the realizability of those deferred tax assets. The Company maintains a full valuation allowance against its foreign deferred tax assets.

At February 28, 2011, the Company has NOL carryforwards in the U.S. and foreign jurisdictions of approximately $11.6 million and $5.6 million, respectively. The Company’s NOL carryforwards will begin to expire in tax year 2018. The use of the Company’s U.S. NOL carryforwards may be restricted due to changes in Company ownership. Additionally, despite the NOL carryforwards, the Company may have a future tax liability due to an alternative minimum tax or state tax requirements.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (as Restated) (continued)

The Company is subject to U.S. federal income tax as well as to income tax in multiple state jurisdictions and certain foreign jurisdictions, the most significant being the United Kingdom. Federal income tax returns of the Company are subject to IRS examination for the tax years ended February 28, 2007 through February 28, 2011. Domestic and foreign entity income tax returns, in general, are subject to examination for the tax years ended February 28, 2006 through February 28, 2011.

11. Preferred Stock

In July 2008, the Company issued 1,724,138 shares of Series B redeemable convertible preferred stock, $0.01 par value (the Series B preferred stock) for total proceeds of approximately $3,000,000. In November 2008, the Company issued 1,293,105 shares of Series B preferred stock for total proceeds of approximately $2,250,000. The Series B preferred stock is entitled to cumulative dividends at the rate of $0.14 per share per annum. Such dividends accrue daily in arrears and are compounded quarterly, whether or not such dividends are declared by the Board of Directors or paid. Accrued and unpaid dividends at February 28, 2011, 2010, and 2009, were approximately $1,135,000, $646,000, and $195,000, respectively.

In November 2000, the Company issued 10,344,840 shares of Series A redeemable convertible preferred stock, $0.01 par value (the Series A preferred stock) for total proceeds of approximately $18,000,000. The Series A preferred stock is entitled to cumulative dividends at the rate of $0.14 per share per annum. Such dividends accrue daily in arrears and are compounded quarterly, whether or not such dividends are declared by the Board of Directors or paid. Accrued and unpaid dividends at February 28, 2011, 2010, and 2009, were approximately $22,922,000, $19,789,000, and $16,895,000, respectively.

The holders of shares of Series A preferred stock and Series B preferred stock (together the Preferred Stock) may convert all, but not less than all, shares into common stock at any time after the date of issuance. The initial conversion price per share is equal to the original issue price, subject to adjustment. Any unpaid dividend on each share of Preferred Stock so converted shall either be included as a component of the conversion rate or shall be paid by the Company in cash to the holder of such share at the time of such conversion. Each share of Preferred Stock shall automatically be converted into common stock as of the closing of the Company’s first underwritten public offering covering the offering and sale of the Company’s common stock

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

11. Preferred Stock (continued)

pursuant to an effective registration statement under the Securities Act of 1933 at a minimum price of $5.22 per share and aggregate proceeds of not less than $35,000,000. Each outstanding share of Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such share of Preferred Stock is then convertible.

Upon any liquidation, dissolution, or winding up of the Company and its subsidiaries, whether voluntary or involuntary, before any amount shall be paid or distributed to the holders of the common stock or any other capital stock ranking on liquidation junior to the Preferred Stock or the Series A preferred stock, holders of the Series B preferred stock shall be entitled to be paid an amount per share equal to the greater of $3.48 (two times the original issue price) or $1.74 (the original issue price) plus an amount equal to all accrued but unpaid dividends on such share of Series B preferred stock. From any remaining assets and/or consideration, holders of the Series A preferred stock shall be entitled to be paid an amount per share equal to $1.74 (the original issue price) plus an amount equal to all accrued but unpaid dividends on such share of Series A preferred stock. The remaining assets and/or consideration shall be distributed to each stockholder in an amount per common share for which the Preferred Stock is convertible into, subject to certain limitations (such amount to be adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like).

At any time on or after the third anniversary of the closing date (November 14, 2008), the holders of no less than 60% of the outstanding shares of Preferred Stock may elect to have all of the outstanding shares of Preferred Stock redeemed. The price for each share of Preferred Stock redeemed shall be an amount equal to the original issue price plus an amount equal to all accrued but unpaid dividends on such share of Preferred Stock. If any shares of Preferred Stock are not redeemed on the redemption date for any reason, the number of Directors constituting the Board of Directors of the Company shall automatically be increased by a number of Directors necessary to provide the holders of Preferred Stock a majority of the Board of Directors, and the holders of outstanding shares of Preferred Stock shall be entitled, voting as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Company), to elect such additional Directors.

In February 2007, in connection with a loan, the Company issued a warrant to purchase up to 215,517 shares of Series A preferred stock (see Note 8).

12. Stock Options

In February 2001, the Company established the 2001 Stock Option Plan (the Plan), which provides for the granting of qualified and nonqualified stock options and shares of restricted stock (collectively, the Awards) to employees, board members, and others. Awards are generally granted at prices and terms determined by a committee appointed by the Board of Directors of the Company. Generally, Awards are issued with exercise prices at least equal to the fair market value of the underlying common stock and vest over a three-year period; however, in no event will the contractual term of an Award exceed ten years. The Company has reserved 9,869,680 shares of common stock for issuance under the Plan. Certain Awards provide for accelerated vesting upon a change in control, as defined.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

Company recognizes compensation expense on a straight-line basis over the vesting period for the Award. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option valuation model. The impact of any forfeitures of options is required to be estimated at the time of grant. The estimated forfeitures are based on the Company’s historical experience. The assumptions used in the Black-Scholes model are described below. As the Company’s equity securities are not publicly traded, management used the average historical volatility of the public securities of comparable companies whose value is derived from sales of similar products and services. The expected term of option Awards was determined using the “simplified approach” prescribed by SEC Staff Accounting Bulletin No. 110, as historical data is not sufficient or reliable for purposes of estimating the expected term of new grants. The risk-free rate was based upon U.S. Treasury yields for securities with similar terms. The table below summarizes the key assumptions used in determining the fair value of the Company’s stock options:

	Year Ended February 28
	2011	2010	2009
Expected volatility	62%	76%	56%
Expected life of options	6.3 years	6.5 years	6.5 years
Risk-free interest rate	1.97%	2.95%	3.20%
Expected dividend yield	0%	0%	0%

The weighted-average fair value for options granted in the years ended February 28, 2011, 2010 and 2009, was $0.93, $0.64, and $1.51, respectively. At February 28, 2011, total unrecognized estimated compensation cost related to the nonvested options was approximately $1,340,000, which is expected to be recognized over a weighted-average period of 1.9 years.

12. Stock Options (continued)

Stock-based compensation expense is included in the following line items in the accompanying consolidated statements of operations for the years ended February 28, 2011, 2010 and 2009 (in thousands):

	Year Ended February 28
	2011	2010	2009
Cost of platform revenues	$241	$108	$130
Cost of professional services revenues	250	181	270
Sales and marketing expenses	580	213	149
Product development expenses	445	238	205
General and administrative expenses	543	515	177

	$2,059	$1,255	$931

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

A summary of stock option activity for the years ended February 28, 2011, 2010, and 2009, is as follows (in thousands):

	Shares	Weighted- Average Exercise Price
Options outstanding at February 29, 2008	6,240	$1.88
Granted	702	2.60
Canceled	(1,719)	1.97

Options outstanding at February 28, 2009	5,223	1.95
Granted	2,595	1.11
Canceled	(575)	1.84

Options outstanding at February 28, 2010	7,243	1.66
Granted	3,166	1.65
Canceled	(1,932)	1.72

Options outstanding at February 28, 2011	8,477	$1.64

Exercisable at February 28, 2011	6,199	$1.67

Vested and expected to vest at February 28, 2011	7,634	$1.64

As of February 28, 2011, the options outstanding had a weighted-average remaining contractual life of 7.6 years.

13. Employee Benefit Plan

The Company maintains a 401(k) plan covering all employees of the Company who have met certain eligibility requirements. Under the terms of the 401(k) plan, employees may elect to make tax-deferred contributions to the 401(k) plan. In addition, the Company may match employee contributions as determined by the Board of Directors and may make discretionary contributions to the 401(k) plan. During the years ended February 28, 2011, 2010, and 2009, the Company made discretionary contributions to the 401(k) plan of approximately $154,000, $153,000, and $174,000, respectively.

PLATEAU SYSTEMS, LTD.

Notes to Consolidated Financial Statements (continued)

14. Subsequent Events

The Company has evaluated subsequent events through June 23, 2011, the date the financial statements were available to be issued.

In April 2011, the Company agreed to be acquired by SuccessFactors, Inc., a San Mateo, California-based leader in execution cloud-based SaaS software, in return for $145 million in cash and $145 million in stock. The acquisition is subject to various closing conditions and is expected to be consummated during June 2011.